UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 2, 2015

Titanium Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-53803

Nevada	27-0984261
(State of incorporation)	(IRS Employer ID Number)

2100 McKinney Ave, Suite 1780, Dallas, Texas 75201

(Address of principal executive offices)

(469) 606-4521

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 2, 2015, the Board of Directors of Titanium Healthcare, Inc. (the “Company”) appointed Kamran Nezami as the Chief Business Development Officer of the Company and entered into an employment agreement with Mr. Nezami (with Mr. Nezami abstaining from the vote as a member of the Board of Directors). The term of the employment agreement is for three years and provides for an annual base salary of $180,000. In addition, Mr. Nezami may be entitled to receive incentive compensation of $45,000 per calendar quarter if the Company achieves EBITDA targets established by the Board of Directors of the Company consistent with its annual operating plan. The employment agreement, among other benefits, also provides for reimbursement of expenses incurred in the performance of the executive’s duties, participation in employee benefit programs and benefit plans offered to other comparable officers, the provision of office space and the use of an executive assistant.

The employment agreement contains a non-solicitation agreement which would prohibit the executive from soliciting certain employees and shareholders of the Company following termination for cause or termination without good reason and provides for standard confidentiality and trade secret protections. In addition to the death or disability of the executive, the employment agreement may be terminated by the Company for “cause”, which includes the uncured breach of the employment agreement by the executive, fraud, misappropriation or embezzlement of funds or property of the Company, conviction of a felony or violation of any statutory or common law duty owed to the Company. The executive may also terminate for “good reason” which includes, among other events, a material reduction in authority, responsibilities or title, relocation outside of the State of Texas, a request to perform any illegal act, a reduction in base salary, a material breach of the agreement by the Company or an adjustment to the EBITDA targets established by the Board of greater than 5% in a year or 10% over the term of the employment agreement. In the event the Company terminates the employment agreement without “cause” or the executive terminates for “good reason” the executive would be entitled to the base salary then in effect through the remainder of the term of the employment agreement plus incentive compensation projected forward on an annualized basis. The executive would also be entitled to such amounts if such a termination occurred within one year of a change of control of the Company. If the employment agreement is terminated for “cause” or without “good reason”, the executive will generally only be entitled to accrued but unpaid compensation.

A copy of the employment agreement between the Company and Mr. Nezami is attached hereto as Exhibit 5.1 and incorporated herein by reference. The foregoing description of the employment agreement is a summary only and is qualified by reference to the copy of the employment agreement attached as Exhibit 5.1. Mr. Nezami will continue to serve as a member of the Board of Directors of the Company.

In addition, effective March 2, 2015, the Board of Directors appointed Mr. Chris Mashburn as the Company’s Chief Operating Officer. Mr. Mashburn most recently served as CEO and President of Penfield’s Office since 2006, a specialty business center tailored for the hospitality industry. Prior to that he founded a private physical security and outsourced staffing firm in 2001, serving as President and CEO, and expanded the company’s growth in the airline and commercial industries. He managed and oversaw acquisitions and mergers during his time as CEO as well as developing internal processes and controls resulting in a fully ISO 9000 compliant company. Mr. Mashburn retired as Captain from the Texas Department of Public Safety and served from 1988 to 2004. He was instrumental in creating and implementing training programs used throughout North and South America. He served on the Director's Audit and Inspection staff as well as the Governor’s Security Detail during a presidential campaign and was a recognized expert in criminal and drug interdiction. Mr. Mashburn completed, with honors, the prestigious management course at the University of Louisville, Southern Police Institute. He attended Tarleton State University and the University of Kentucky-Louisville, majoring in Agricultural Business and Business Administration. Mr. Mashburn is 50 years old. Mr. Mashburn will earn an annual salary of $150,000 and is otherwise entitled to participate in benefit programs offered by the Company to similarly-situated employees.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
5.1	Employment Agreement between Titanium Healthcare, Inc. and Kamran Nezami*

______________

*Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM HEALTHCARE, INC.

Dated: March 6, 2015	By:	/s/ Chuck Talley
Chuck Talley
Chief Financial Officer

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